UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Meadowbrook Insurance Group, Inc.

(Name of Registrant as Specified In Its Charter)

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MEADOWBROOK INSURANCE GROUP, INC. 26255 American Drive Southfield, Michigan 48034 (248) 358-1100
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MEADOWBROOK INSURANCE GROUP, INC.
PROXY STATEMENT
QUESTIONS AND ANSWERS
THE FIRST PROPOSAL ON WHICH YOU ARE VOTING THE ELECTION OF FOUR DIRECTORS
INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND OTHER EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
Director Compensation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF EXECUTIVE OFFICERS
2006 Grants of Plan-Based Awards
Outstanding Equity Awards at December 31, 2006
2006 Option Exercises and Stock Vested
Deferred Compensation
Pension Benefits
Potential Payments upon Termination or Changes in Control
EMPLOYMENT CONTRACTS
AT-WILL EMPLOYMENT AND SEVERANCE AGREEMENTS
Meadowbrook Insurance Group, Inc. Stock Option Plans
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
THE SECOND PROPOSAL ON WHICH YOU ARE VOTING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Board recommends you vote FOR the ratification of the appointment of the independent registered public accounting firm.
AUDIT AND RELATED FEES
THIRD PROPOSAL ON WHICH YOU ARE VOTING THE THIRD PROPOSAL ON WHICH YOU ARE VOTING — PROPOSAL TO AMEND MEADOWBROOK INSURANCE GROUP, INC.’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 50,000,000 TO 75,000,000.
OTHER MATTERS

MEADOWBROOK INSURANCE GROUP, INC.

26255 American Drive
Southfield, Michigan 48034
(248) 358-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:  May 9, 2007
Time:  2:00 p.m., EST

Place:	Meadowbrook Insurance Group 26255 American Drive Southfield, Michigan 48034

We invite you to attend the Meadowbrook Insurance Group, Inc. Annual Meeting of Shareholders to:

1.	Elect four directors for a three-year term expiring in 2010, or until the election and qualification of their successors;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	Vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 75,000,000; and

4.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

The record date for the Annual Meeting is March 16, 2007. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. This notice was mailed only to those shareholders.

A proxy statement, a proxy card and the Company’s 2006 Annual Report are enclosed. Whether you plan to attend the meeting or not, whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael G. Costello
Secretary

Southfield, Michigan
Dated: April 11, 2007

IF YOU DO NOT EXPECT TO ATTEND THE MEETING
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

MEADOWBROOK INSURANCE GROUP, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	What is a proxy?

A proxy is a procedure which enables you, as a shareholder, to authorize someone else to cast your vote for you. The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”) is soliciting your proxy, and asking you to authorize Merton J. Segal, Chairman of the Board, Robert S. Cubbin, the President and Chief Executive Officer or Michael G. Costello, the Senior Vice President, General Counsel and Secretary of the Company, to cast your vote at the 2007 Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.

2.	What is a proxy statement and a proxy card?

A proxy statement is the document the United States Securities and Exchange Commission requires to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, and in this case Mr. Segal, Mr. Cubbin or Mr. Costello, to cast your vote for you. This proxy statement and proxy card with respect to the Company’s 2007 Annual Meeting were mailed on or about April 11, 2007 to all shareholders entitled to vote at the Annual Meeting.

3.	Who is entitled to vote?

Only holders of shares of the Company’s common stock at the close of business on March 16, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder of record has one vote for each share of common stock for each matter presented for a vote.

4.	What will I vote on at the Annual Meeting?

At the Annual Meeting, shareholders will vote upon:

(i)	Election of four directors for a three-year term expiring in 2010, or until the election and qualification of their successors;

(ii)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

(iii)	A proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 75,000,000; and

(iv)	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

5.	How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

6.	How can I vote?

You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies, which are marked “WITHHELD” to vote for all four nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked “ABSTAIN” on the proposals to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company in 2007, and to amend the Articles of Incorporation to increase the number of authorized shares of common stock, will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE

MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted by:

(i)	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this booklet;

(ii)	Submitting another proxy that is properly signed and dated later; or

(iii)	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).

7.	Is my vote confidential?

Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless, of course, you ask that your name be disclosed.

8.	What is a quorum?

There were 29,532,880 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 14,766,441 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present. A broker non-vote is a proxy a broker submits that does not indicate a vote for the proposal, because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on the proposal.

9.	How does voting work?

If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number, of the shares voted, although not a majority is required to elect the four nominees for director. The four nominees receiving the highest number of votes will be elected. If a quorum is present, the affirmative vote by the holders of a majority of the shares present, or represented by proxy, is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company in 2007. The affirmative vote by the holders of a majority of all of the outstanding shares entitled to vote, however, is required to approve the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock. Broker non-votes are excluded for each of these purposes. Therefore, a broker non-vote will have no effect on the proposals to elect the four nominees for director and ratify the appointment of Ernst & Young LLP as the independent registered pubic accounting firm for the Company in 2007, a broker non-vote has the effect of a vote against the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company in 2007, and FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

10.	Who pays for the costs of the Annual Meeting?

The Company pays the cost of preparing and printing the proxy statement, proxy card and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.

11.	When are stockholder proposals for the 2008 Annual Meeting due?

All shareholder proposals to be considered for inclusion in next year’s proxy statement under Securities and Exchange Commission Rule 14a-8 must be submitted in writing to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this booklet by December 14, 2007.

For any proposal that is not submitted for inclusion in next year’s proxy statement but instead is sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 27, 2008 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on February 27, 2008.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

THE FIRST PROPOSAL ON WHICH YOU ARE VOTING
THE ELECTION OF FOUR DIRECTORS

The Company’s Board of Directors (the “Board”) is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting of shareholders, the shareholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting.

This year you are voting on four candidates for director. The Company’s Board, acting upon the recommendation of the Governance and Nominating Committee, has nominated: Merton J. Segal, Joseph S. Dresner, David K. Page, and Herbert Tyner as directors with terms expiring in 2010. Each nominee currently serves as a director, has consented to their nomination and has agreed to serve as a director, if elected.

If any of the nominees are unable to stand for election, the Company may vote the shares to elect a substitute nominee, who is nominated by the Board, or the number of directors to be elected at the Annual Meeting may be reduced.

The Company’s Board recommends a vote FOR each of the nominees.

INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND
OTHER EXECUTIVE OFFICERS

The following is information about the nominees for election as a director, each of the directors whose term of office will continue after the meeting, and others who are executive officers of the Company. The information is as of the date of record, March 16, 2007.

Nominee Directors — Terms Expiring in 2010

Merton J. Segal, age 78, is the founder of the Company. Mr. Segal has been a director since 1985 and is Chairman of the Board of the Company. Mr. Segal is a member of the Finance Committee and the Investment Committee of the Board of the Company. Further, Mr. Segal is a director of: Star Insurance Company (“Star”), a property and casualty insurance company; Savers Property and Casualty Insurance Company (“Savers”), a property and casualty insurance company; Williamsburg National Insurance Company (“Williamsburg”), a property and casualty insurance company, Ameritrust Insurance Corporation (“Ameritrust”), a property and casualty insurance company and Meadowbrook, Inc. (“Meadowbrook”) an insurance agency and risk management subsidiary of the Company, which are all subsidiaries of the Company. Mr. Segal holds the designation of Chartered Property & Casualty Underwriter (“CPCU”) and is a Licensed Insurance Counselor (“LIC”).

Joseph S. Dresner, age 81 has been a director since 1985 and he is the Chairman of the Investment Committee and a member of the Finance Committee of the Board of the Company. Mr. Dresner is Chairman of the Highland Companies, a Detroit-area-based developer and manager of commercial, industrial and residential properties.

David K. Page, age 73 has been a director since 2000 and he is the Chairman of the Finance Committee and a member of the Compensation Committee, the Investment Committee and the Governance and Nominating Committee of the Board of the Company. Mr. Page is a partner in the Detroit, Michigan law firm of Honigman’ Miller Schwartz & Cohn. Mr. Page also serves upon the Board of Directors for Keyco Bond Fund, Inc.

Herbert Tyner, age 76 has been a director since 1985 and he is a member of the Compensation Committee of the Board of the Company. He is Chief Executive Officer of Hartman & Tyner, Inc., a Detroit-based real estate developer with land, apartment developments and other real estate holdings in Michigan and Florida.

Incumbent Directors — Terms Expiring in 2009

Robert S. Cubbin, age 49 and a director since 1995, was appointed as President and Chief Executive Officer of the Company in May 2002. Prior to then, Mr. Cubbin served as President and Chief Operating Officer since February 1999. Mr. Cubbin is a member of the Finance Committee and the Investment Committee of the Board of the Company. In 1999, Mr. Cubbin was also appointed Chairman of the Board of Directors of the following subsidiaries of the Company: Star, Savers, Williamsburg, Ameritrust, and Meadowbrook. Mr. Cubbin is also the President of Meadowbrook. From 1996 until his appointment as President and Chief Operating Officer in February 1999, Mr. Cubbin was an Executive Vice President of the Company. Mr. Cubbin joined the Company in 1987, as Vice President and General Counsel. Prior to joining the Company, Mr. Cubbin, an attorney, was with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law.

Hugh W. Greenberg, age 76 has been a director since 1985 and is the Chairman of the Governance and Nominating Committee and a member of the Audit Committee, the Finance Committee and the Compensation Committee of the Board of the Company. He is President of DataNet Quality Systems, formerly Detroit Gauge & Tool Company. DataNet Quality Systems develops manufacturing quality control software and systems.

Florine Mark, age 74 has been a director since 1996 and is a member of the Governance and Nominating Committee and the Investment Committee of the Board of the Company. She is President and Chief Executive Officer of The WW Group, Inc., the largest franchisee of Weight Watchers International.

Incumbent Directors — Terms Expiring in 2008

Robert H. Naftaly, age 69 has been a director since 2002 and is the Chairman of the Compensation Committee and a member of the Audit Committee, the Finance Committee and the Governance and Nominating Committee of the Board of the Company. He is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and general auditor of Detroit Edison Company and was the director of the Department of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. Mr. Naftaly also serves upon the Board of Directors for Sun Communities, Inc.

Robert W. Sturgis, age 65 has been a director since 2000 and is a member of the Audit Committee and the Finance Committee of the Board of the Company. He is a retired director and principal of Tillinghast-Towers Perrin, a global management and actuarial consulting firm.

Bruce E. Thal, age 75 has been a director since 1995 and is the Chairman of the Audit Committee and a member of the Investment Committee and the Finance Committee of the Board of the Company. He is a retired partner of Deloitte & Touche L.L.P., a public accounting firm.

Other Executive Officers

Karen M. Spaun, age 42, was appointed Chief Financial Officer in 2003. She has served as Senior Vice President and Chief Accounting Officer of the Company since 2002. That same year, she was elected Director, Vice President and Treasurer of Star, Savers, Ameritrust and Meadowbrook. In 2003, she was elected Director, Vice President and Treasurer of Williamsburg. Ms. Spaun joined the Company in 1998 as Director of Investor Relations. In 1997, Ms. Spaun served as Controller of CoverX, an excess and surplus lines broker. From 1993 to 1997 she served as Director of Financial Accounting at Citizens Insurance Company, a member of the former Allmerica

Financial Corporation, in Howell, Michigan. Ms. Spaun previously held financial and accounting positions in public companies and the former Coopers & Lybrand public accounting firm.

Michael G. Costello, age 46, was appointed Senior Vice President, General Counsel and Secretary of the Company, Star, Savers, Ameritrust, Williamsburg and Meadowbrook in 1999. Previously, Mr. Costello served as Vice President and General Counsel of the Company, Star, Savers and Meadowbrook. Mr. Costello joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law.

Stephen A. Belden, age 51, is Senior Vice President and Chief Actuary for Meadowbrook, Star, Savers, Williamsburg and Ameritrust. Mr. Belden joined the Company in 2003. He previously served as Chief Actuary for Zurich North American Construction from 1995 to 2003. From 1990 to 1995, Mr. Belden worked with Orion Capital Companies as Assistant Vice President and Actuary. Previous to this, Mr. Belden’s experience includes serving as a Consultant with Tillinghast and with Touche, Ross and Company as an Actuarial Officer for St. Paul Companies. He started his career in 1977 with Aetna Life and Casualty at their offices in Hartford, Connecticut, where he served in various positions in the Actuarial Department. Mr. Belden’s credentials include both FCAS and CPCU designations.

Robert Christopher Spring, age 53, is Senior Vice President of Business Operations of Meadowbrook. He was formerly the President of the Company’s TPA Associates Division, which was acquired by the Company in 1999. Mr. Spring co-founded TPA Associates in 1993. He served as Executive Vice President of TPA from 1993 through 2000. He previously served as Assistant Vice President with American Mutual Insurance Companies from 1987 through 1989. From 1989 through 1993, Mr. Spring worked with Towers Perrin as a risk management consultant. He began his career with Signature Group, an Illinois insurance company, in 1977.

Archie S. McIntyre, age 41, is Senior Vice President of Business Development for Meadowbrook and also serves as a Director for Star, Savers, Williamsburg and Ameritrust. Mr. McIntyre joined the Company in 1986. From 1986 to 1988, Mr. McIntyre held various positions in the agency, marketing and finance divisions of the Company. From 1988 to 1996, Mr. McIntyre was a manager in the Company’s public entity division. In 1996, Mr. McIntyre was named Vice President of the Company’s Alabama Branch. In 1999, Mr. McIntyre was appointed to manage the Company’s Business Development Department, which includes marketing, acquisitions, program implementation, and corporate communications. Mr. McIntyre graduated from the University of Michigan-Dearborn and holds an ARM (Associate in Risk Management) designation.

Kenn R. Allen, age 58, is Senior Vice President of the Company and President of the Meadowbrook Insurance Agency and also serves as a Director for Star, Savers, Williamsburg and Ameritrust. Mr. Allen has served as President of the Meadowbrook Insurance Agency since 1986. Prior to joining the Company, Mr. Allen held many positions at Republic Hogg Robinson, where he was a Regional Senior Vice President for its self-funded groups, self-insured’s/associations and property/casualty business. Mr. Allen is a graduate of the University of Cincinnati and Henry Ford College. His credentials include CIC (Certified Insurance Counselor) and CHCM (Certified Hazard Control Manager).

Gregory L. Wilde, age 59, is Executive Vice President of the Company and has served as President and a Director of Star, Savers, Ameritrust and Williamsburg and as Director of Meadowbrook. Mr. Wilde joined the Company in 1999. He previously served as Regional Vice President for Crum & Forester, a national provider of insurance services, in their Detroit, Michigan office. From 1971 to 1996, he served in a variety of positions including Regional Vice President, with Aetna Casualty & Surety Company at their offices in Milwaukee, WI and Philadelphia, PA. Effective March 31, 2007, Mr. Wilde will transition out of his daily role of managing the Company’s insurance companies and branch operations. Mr. Wilde will assume a part-time role with the Company, where he will primarily focus on process improvements and operating efficiencies. His former insurance company responsibilities will be assumed by Joseph E. Mattingly, while his branch management responsibilities will be assumed by James M. Mahoney.

Joseph E. Mattingly, age 47, became Senior Vice President — Insurance Operations, effective March 1, 2007 and is President and Director of Star, Savers, Ameritrust, Williamsburg, and Meadowbrook. He is responsible for corporate underwriting, claims, loss control, premium audit, business development, and information services.

Mr. Mattingly joined the Company in 2003. He served as branch manager for the Company’s office in Overland Park, Kansas from 2004 until November 1, 2006. From 1997 to 2003, he held the position of Vice President with One Beacon Insurance. Prior to 1997, Mr. Mattingly held various positions at Great American Insurance and The Hartford Insurance Group. Mr. Mattingly is a graduate of the University of Missouri.

James M. Mahoney, age 56, became Senior Vice President — Field Operations, effective March 1, 2007. He is responsible for management of the Company’s branch operations. Mr. Mahoney joined the Company in 2000. He served as branch manager for the Company’s office in Andover, Massachusetts from 2000 through 2006. From 1978 to 1995, he held various positions, including New England Regional Executive, Northeast Zone Executive, and Corporate Vice President — Field Operations, at The Hanover Insurance Company. In 1995, Mr. Mahoney joined the Lumber Insurance Group as Senior Vice President. Mr. Mahoney is a graduate of Merrimack College and holds a CPCU designation.

CORPORATE GOVERNANCE

Board Matters

In 2006, the Board met four times and Committees of the Board held twenty-four additional meetings. During 2006, each of the directors attended (in the aggregate) at least 75% of the total number of meetings of the Board and the total number of meetings held by all the Committees of the Board upon which he/she served.

It is the policy of the Board to encourage attendance by its members at all meetings of the Board and Committees of the Board. Eight of the ten members of the Board attended the 2006 Annual Meeting.

Independence Determination

The Board has determined that Messrs. Dresner, Greenberg, Naftaly, Page, Sturgis, Thal, Tyner, and Ms. Mark are independent as such term is defined in the New York Stock Exchange’s independence standards, as modified or supplemented, and these directors have no other relationship that would impair such independence.

Executive Sessions

Executive sessions of non-management directors were held at each meeting of the Board, as well as at each meeting of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Finance Committee, and the Investment Committee. Executive sessions are presided over by the Chairman of each Committee and the Chairman of the Finance Committee presides over the executive sessions of the Board.

Committees of the Board of Directors

The Board has established an Audit Committee, Compensation Committee, Finance Committee, Investment Committee and Governance and Nominating committee. Each of the Committees of the Board have adopted a Charter. A current copy of each Committee’s Charter is available on the Company’s website at www.meadowbrook.com.

Audit Committee

The Audit Committee is responsible for reviewing the services of the Company’s independent registered public accounting firm and actuaries, consults with the accountants and actuaries, reviews the financial statements of the Company and internal controls of the Company and monitors the Internal Audit department of the Company. The Audit Committee members are Bruce E. Thal (Chairman), Hugh W. Greenberg, Robert H. Naftaly and Robert W. Sturgis. The members of the Audit Committee satisfy the independence and experience requirements of the New York Stock Exchange. In addition, the Board has determined that Bruce E. Thal qualifies as “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee met five times in 2006. Refer to the Audit Committee Report below for details of the Committee’s proceedings during 2006.

Compensation Committee

The Compensation Committee adopted a Committee Charter (the “Charter”) to assure our named executives are appropriately compensated in relation to their duties, responsibilities and performance. The Charter authorizes the Compensation Committee to review and approve the goals and objectives for the Chairman and Chief Executive Officer, evaluate their performance and approve their compensation. The Compensation Committee recommends to the Board the base salary levels, bonuses and equity compensation for the Chief Executive Officer and Chairman of the Board. In addition, the Compensation Committee approves the guidelines to determine salary levels, bonuses and equity compensation for other executive officers and managers of the Company. The Compensation Committee reviews and makes recommendations with respect to the Company’s compensation plans and is responsible for administering the Company’s 1995 and 2002 Amended and Restated Stock Option Plans and the Company’s Long-Term Incentive Plan, as well as approving any stock option or long-term incentive awards granted to applicable employees. The Committee has authority to directly retain outside consultants of its selection to advise the Compensation Committee with respect to the Company’s compensation and benefits programs. During 2006, the Compensation Committee retained Towers Perrin to provide information relating to competitive compensation levels and current compensation trends, as well as to assess the Company’s annual bonus and Long-Term Incentive Plan.

The Compensation Committee members are Robert H. Naftaly (Chairman), Hugh W. Greenberg, David K. Page, and Herbert Tyner. The Compensation Committee met four times in 2006. The report of the Compensation Committee is set forth later in this proxy statement.

Finance Committee

The Finance Committee reviews the Company’s banking relationships, business operations, potential acquisitions, capital strategy and litigation relating to the Company. Members of the Finance Committee are David K. Page (Chairman), Joseph S. Dresner, Hugh W. Greenberg, Robert H. Naftaly, Bruce E. Thal, Robert W. Sturgis, Merton J. Segal and Robert S. Cubbin. The Finance Committee met seven times in 2006.

Investment Committee

The Investment Committee reviews and approves the Company’s Investment Policy Guidelines, investment transactions of the Company and its insurance company subsidiaries, investment performance and monitors adherence to the Company’s Investment Policy Guidelines. The Investment Committee members are Joseph S. Dresner (Chairman), Robert S. Cubbin, Florine Mark, David K. Page, Merton J. Segal and Bruce E. Thal. The Investment Committee met four times in 2006.

Governance and Nominating Committee

The Governance and Nominating Committee reviews the criteria for the selection of senior executives and directors of the Company. The Governance and Nominating Committee reviews the performance of the directors and recommends directors for election to the Board. The Governance and Nominating Committee monitors compliance with the Company’s Code of Conduct, Business Conduct Policy and other corporate governance policies. The Governance and Nominating Committee also reviews and approves any related-party transactions involving the Company. The Governance and Nominating Committee members are Hugh W. Greenberg (Chairman), Florine Mark, David K. Page, and Robert H. Naftaly. The Governance and Nominating Committee met three times in 2006.

The Board has adopted Corporate Governance Guidelines. The Charter for the Governance and Nominating Committee is available to shareholders on the Company’s website, at www.meadowbrook.com. Each member of the Governance and Nominating Committee is independent as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and these Directors have no other relationship that would impair their independence.

The Governance and Nominating Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-2438
Attention: Governance and Nominating Committee

The Governance and Nominating Committee has not established specific minimum qualifications and skills for directors to possess. The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based upon the information available to members of the Governance and Nominating Committee and the Company’s then current needs. The Governance and Nominating Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder or director. Historically, nominees have been the existing directors or persons with significant business, insurance, accounting, actuarial or legal experience.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, controller or persons performing similar functions. Annually, we review the Code of Conduct for any amendments, which are thereafter reviewed and approved by the Governance and Nominating Committee and the Board.

Our Code of Conduct contains written standards that are intended to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosures in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code of Conduct to an appropriate person; and

•	Accountability for adherence to the Code of Conduct.

In addition, the Company has a Whistleblower Policy, which allows employees to anonymously report ethical or illegal conduct on the part of employees. All reports are investigated by the compliance officer and then reported to the Audit Committee of the Board for further action.

We have also posted it on our website at www.meadowbrook.com. We will provide a copy of the Code of Conduct to any person, without charge and upon request. Requests for a copy of our Code of Conduct, Corporate Governance Guidelines or Committee Charters should be made to the Secretary at 26255 American Drive, Southfield, Michigan 48034. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at www.meadowbrook.com within five business days following the date of the amendment or waiver. To date, no such waivers have been made.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company, which would have required disclosure in this Proxy Statement under the caption “Certain Relationships and Related Party Transactions.” No executive officer of the Company served on the Compensation Committee or as a director of any other entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Shareholder Communications with Directors

Any shareholder may communicate directly with the Board, or with any one or more individual members of the Board. A shareholder wishing to do so, should address the communication to “Board of Directors” or to one or more individual members of the Board and submit the communication to the Company at the address of the Company noted on the first page of this Notice of Meeting and Proxy Statement. All such communications received by the Company and addressed to the Board of Directors will be forwarded to the Chairman of the Board, or to the individual member or members of the Board, if addressed to them.

All of these communications will be reviewed by our Secretary to filter out communications that are not appropriate, specifically, spam or communications offering to buy or sell products or services. The Secretary will forward all remaining communications to the appropriate directors.

Any interested party may communicate with our non-management directors by writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Attention: Non-Management Directors

COMPENSATION OF DIRECTORS

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

David K. Page	58,000	—	—	—	—	—	58,000
Bruce E. Thal	53,500	—	—	—	—	—	53,500
Joseph S. Dresner	40,000	—	—	—	—	—	40,000
Hugh W. Greenberg	56,500	—	—	—	—	—	56,500
Robert W. Sturgis	42,500	—	—	—	—	—	42,500
Florine Mark	32,000	—	—	—	—	—	32,000
Robert H. Naftaly	58,000	—	—	—	—	1,393	59,393
Herbert Tyner	32,000	—	—	—	—	—	32,000

Director Compensation

During 2006, directors who were not officers of the Company received an annual retainer fee of $20,000, plus $1,500 for each board or committee meeting attended. Directors who serve as chairman of a committee of the Board, received an additional annual retainer of $5,000.

The Compensation Committee reviewed the annual compensation for the Board. For 2007, the Compensation Committee recommended to the Board that the annual retainer be increased from $20,000 to $25,000, effective January 1, 2007. The Compensation Committee recommended no changes to the meeting fee or the committee chairman retainer. On February 9, 2007, the Board voted to approve these recommendations of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date the beneficial ownership of the Company’s common stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Directors and Executive Officers
Merton J. Segal (Executive Officer and Director)	2,571,551	(2,3)	8.7%
Robert S. Cubbin (Executive Officer and Director)	390,266	(4)	1.3%
Michael G. Costello (Executive Officer)	50,943	(5)	*
Karen M. Spaun (Executive Officer)	56,763	(6)	*
Kenn R. Allen (Executive Officer)	36,032	(7)	*
Stephen A. Belden (Executive Officer)	16,178		*
Archie S. McIntyre (Executive Officer)	49,589	(8)	*
Robert C. Spring (Executive Officer)	14,832	(9)	*
Gregory L. Wilde (Executive Officer)	49,745	(10)	*
Joseph S. Dresner (Director)	108,188		*
Hugh W. Greenberg (Director)	109,012	(11)	*
Florine Mark (Director)	10,000	(12)	*
Robert H. Naftaly (Director)	43,000		*
David K. Page (Director)	90,000		*
Robert W. Sturgis (Director)	14,300		*
Bruce E. Thal (Director)	72,000	(13)	*
Herbert Tyner (Director)	186,377	(14)	*

All Directors and Executive Officers as a group	3,868,776		13.1%
5% Beneficial Owners (excluding Directors and Executive Officers)
Dimensional Fund Advisors, Inc.	2,480,164	(15)	8.4%
Bear Stearns Asset Management Inc.	2,193,803	(16)	7.4%

All Directors, Executive Officers and 5% Beneficial Owners	8,542,743		28.9%

*	Less than 1%.

(1)	Includes shares subject to options exercisable within 60 days of the Record Date.

(2)	Address is 26255 American Drive, Southfield, Michigan 48034.

(3)	Includes 21,504 shares held by a family trust established by Mr. Segal. Also, includes 2,010,994 shares held by Mr. Segal’s spouse and 64,500 shares subject to currently exercisable options.

(4)	Includes 27,750 shares, subject to currently exercisable options.

(5)	Includes 34,500 shares, subject to currently exercisable options.

(6)	Includes 2,475 shares, subject to currently exercisable options.

(7)	Includes 21,125 shares, subject to currently exercisable options.

(8)	Includes 19,765 shares, subject to currently exercisable options.

(9)	Includes 3,000 shares, subject to currently exercisable options.

(10)	Includes 19,948 shares held under 401(k) plan. Also, includes 10,000 shares, subject to currently exercisable options.

(11)	Includes 109,012 shares held by a Family Trust established by Mr. Greenberg.

(12)	Includes 10,000 shares held in trust by Ms. Mark.

(13)	Includes 6,000 shares held in trust by Mr. Thal’s spouse and 34,000 shares held in trust by Mr. Thal. Also includes 2,000 shares held in trust by Mr. Thal’s grandnephews. Mr. Thal may be deemed to share beneficial ownership in these shares held by his grandnephews, because he has voting power over these shares.

(14)	Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(15)	Address is 1299 Ocean Avenue, Santa Monica, CA 90401. Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 1, 2007, Dimensional Fund Advisors, Inc. held sole voting power and sole dispositive power of 2,480,164 shares.

(16)	Address is 383 Madison Avenue, New York, NY 10179. Based on Schedule 13G filed with the Securities and Exchange Commission dated February 9, 2007, Bear Stearns Asset Management Inc., held sole voting power of 1,105,040 shares, sole dispositive power of 1,198,800 shares and shared voting power and shared dispositive power of 783,500 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and any subsequent changes in ownership with the Securities and Exchange Commission within prescribed time limits. During 2006, all of the required reports were filed on a timely basis. The Company is unaware of any other failure to file a required report. In making this disclosure, the Company relies on the directors’ and executive officers’ written representations and a review of copies of the reports filed with the SEC.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Overview

As previously indicated, the Compensation Committee (the “Committee”) of the Board reviews and approves the goals and objectives for the Chairman and Chief Executive Officer, as well as evaluates their performance and approves their compensation. The Committee is also responsible for reviewing recommendations made by the Chief Executive Officer relating to the compensation of our named executive officers who report to the Chief Executive Officer. In addition, the Committee is responsible for reviewing and approving stock option awards and/or long-term incentive awards granted to applicable employees. The Committee is authorized to periodically review our compensation philosophy relating to the salaries, bonuses and other long-term incentive awards paid to our employees.

It is our policy to offer a compensation package including a competitive salary, an incentive bonus based upon individual and Company performance, as well as, competitive benefits. Our compensation policy for our named executive officers is similar to that of other employers and is intended to attract, motivate, and retain talented management, continued performance and attainment of corporate and personal goals, as well as to further promote our financial success by aligning executive officers’ financial interest with long-term shareholder value.

The primary elements of our executive compensation program are base salary, annual incentive bonus, long-term cash and equity incentives, post-termination severance, and other benefits and perquisites. Other benefits and perquisites consist of a qualified 401(k) savings plan, a non-qualified deferred compensation plan, automobile allowance, and other miscellaneous perquisites summarized within the Summary Compensation Table.

Criteria for awarding stock options or long-term incentive awards to our named executive officers’ includes level of responsibility, expected future contributions, market data for our competitors in the insurance industry, corporate performance and actual achievement of individually established goals.

Compensation Assessment

Periodically, the Committee has retained Towers Perrin to review our compensation plans, as well as the compensation for our senior executives and the Board.

In 2006, the Committee engaged Towers Perrin to: 1) provide information relating to competitive salary, target annual and long term incentive levels for eight of our senior executives (excluding the Chairman of the Board) and current compensation trends, and 2) assess the structure of our annual bonus and Long-Term Incentive Plan (“LTIP”). The review considered the compensation practices in the insurance industry, which was supplemented with general industry data and companies similar in size, assets and revenue. The eight executive salaries and target annual bonus opportunities were within the competitive range of market median levels. However, the executives’ long-term incentive award opportunities were, on average, below market median levels. For reference purposes, in addition to the survey pay analysis described above, Towers Perrin presented fiscal 2005 pay levels (from proxy filings) of nine insurance companies, specifically, HCC Insurance Holdings, Inc., Markel Corporation, Philadelphia Consolidated Holding Corporation, ProAssurance Corporation, RLI Corporation, Argonaut Group, Inc., Sea Bright Insurance Holdings, Inc., Tower Group and American Physicians Capital, Inc.

The Committee considered many factors, including Towers Perrin’s analysis and recommendations, when adjusting the structure of our executive compensation program. For 2007, minor adjustments were made to the executives’ base salary and annual incentive bonus award opportunities. Certain of the executives’ target award opportunities under the LTIP were increased to align with market competitive levels given our interest in recruiting and retaining a strong management team.

Base Salary

Base salary is established based on various criteria consisting of level of responsibility, corporate performance, personal contribution to our success, experience, expertise and market data for our competitors in the insurance industry. We provide the opportunity for our executive officers to earn a competitive annual base salary. Generally, we believe executive base salaries should be set within the competitive range of salaries for executives in similar positions at comparable companies. Base salaries are reviewed annually and increases are based on corporate performance and individual performance. For 2006, the average increase in salaries of the named executive officers from 2005 salaries was 5.2%. For 2007, the average increase in salaries of the named executive officers from 2006 salaries is 3.5%.

Annual Incentive Bonus

In addition to base salaries, we have established a variable compensation Annual Bonus Plan (“Bonus Plan”) as an incentive for performance of our executive officers. We believe performance-based cash bonuses are an important factor in providing incentives to executive officers to achieve pre-defined annual objectives. Criteria for determining the named executive officers’ annual incentive bonus includes corporate performance, personal contribution to our success, achievement of individually established goals, market data for our competitors in the insurance industry and the attainment of other corporate objectives.

The Bonus Plan is a discretionary cash bonus plan premised upon a targeted growth in net after-tax earnings on a year over year basis. Each year, the Committee and our Board establish a new target based upon prior year performance and the forecasted performance levels anticipated for the following year. If the minimum threshold is met, the Bonus Plan is funded from 0% up to a maximum of 120% of the targeted bonus pool. The amount of the bonus pool is established by aggregating the individual targets for each participant, which is a percentage of salary.

At the end of the year, the Committee and the Board review our performance in relation to performance targets and then establish the total bonus pool to be utilized to pay cash bonuses to the management team based upon overall corporate and individual participant goals. At the discretion of the Board, actual bonuses paid may be above or below targeted bonus levels. Ultimately, all awards are reviewed and approved by the Board both at inception and distribution.

In February 2006, the Board, upon recommendation of the Committee, established target bonus awards, based on a percentage of salary for each named executive officer. In February 2007, the Committee and the Board determined the applicable performance goals were substantially achieved in 2006 and on February 8, 2007, the Committee and the Board approved the distribution of the annual bonus awards.

Long-Term Incentive Plan Compensation

We provide the opportunity for our named executive officers and other executives to earn a long-term incentive award under our LTIP, adopted in 2004. The LTIP is intended to provide an incentive to management to improve our performance over a three year period, thereby increasing shareholder value, with the first performance period commencing January 1, 2004. The LTIP is not discretionary and is based upon a target for an average three year return on beginning equity. The return on beginning equity target for the minimum 2004-2006 LTIP was 9.1%. In addition, the LTIP is based upon the achievement of cumulative three year after tax earnings of $46.0 million. If the targets are met and all other terms and conditions are satisfied, the LTIP awards are paid. The LTIP can be funded from 0% to 160% of target, based upon our three year performance.

The LTIP is paid 50% in cash and 50% in stock. The cash portion of the award is made in three annual installments, with the first payment being paid as of the end of the performance period. The remaining two payments would be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves, or is discharged for cause. The portion of the award to be paid in the form of stock will be issued as a stock award under the terms and conditions of the 2002 Amended and Restated Stock Option Plan as of the end of the performance period. The number of shares of common stock awarded is based upon the closing stock price at the beginning of the three year performance period. A participant’s percentage is established by the Committee and the Board in advance of any new three year LTIP award. Ultimately, all awards under the LTIP are reviewed and approved by the Board both at inception and distribution.

In 2006, we achieved a three year return on beginning equity of 10.4% and our cumulative three year after tax earnings was $53.8 million. Based on our performance over the three year period we attained 120% of the performance target under the LTIP. On February 8, 2007, the Committee and the Board approved the distribution of the LTIP award and the related grant of stock awards under the 2002 Amended and Restated Stock Option Plan for the 2004-2006 plan years.

Stock Options

In addition to the above variable compensation plans, we also provide for the granting of stock options under our 1995 and 2002 Amended and Restated Stock Options Plans (the “Plans”). These Plans are intended to further our interests and our shareholders interests by attracting, retaining, and motivating key management. The Plans provide for the grant of stock options (which may be nonqualified options or incentive stock options for tax purposes) and restricted stock awards.

The Committee is authorized to determine the terms and conditions of all restricted stock awards and option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of common stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in any manner specified by the Committee (which may include payment in cash or common stock or by “cashless exercise”).

We did not grant any stock options during 2006 under either of the Plans and have not granted any stock options since 2003.

Executive Perquisites

We provide the opportunity for our named executive officers to receive certain perquisites, such as automobile allowances and reimbursement for club membership dues. We also offer participation in our defined contribution 401(k) plan, as well as a non-qualified deferred compensation plan. In addition, our named executive officers occasionally receive tickets to sporting events or entertainment for personal use if the tickets are not needed for business use, for which we do not incur incremental costs. These benefits are provided as an additional incentive for our executives and to remain competitive within the marketplace for such talent. These perquisites are summarized within the “Other Compensation Table” below.

Chief Executive Officer Compensation

For 2006, the Committee established fifteen performance objectives for Mr. Cubbin. The performance goals included financial, operational and entity-wide control objectives. The financial objectives included goals for return on equity, earnings per share, targeted combined ratio, growth of after-tax profit, written premium, fee and commission revenue. The operational goals included implementation of new programs, growth of the Company’s fee based business and consideration of strategic acquisitions. Further, the entity-wide control objectives included implementation of a risk assessment policy, and maintenance of the internal controls over financial reporting. The Committee determined that Mr. Cubbin achieved substantially all of these performance objectives for 2006. Mr. Cubbin’s base salary for the year ended December 31, 2006 was $535,000. In addition, Mr. Cubbin received an annual bonus of $285,000 in 2006, for his performance in 2005. Based upon Mr. Cubbin’s performance in 2006, the compensation committee awarded a salary increase for 2007 of $40,000, as well as an annual bonus of $400,000. Further, the Compensation Committee approved a targeted annual bonus for 2007 of 50% of his base salary.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers, other than the Chief Executive Officer and Chief Financial Officer, whose total annual salary and bonus exceeded $100,000 and includes all compensation paid to such officers during 2006:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred
			Bonus	Awards	Awards	Compensation	Compensation	All Other
		Salary	(1)	(2)	(3)	(4)	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Robert S. Cubbin	2006	526,250	400,000	148,526	68,646	405,000	—	116,210	1,664,632
President, Chief Executive Officer and Director
Karen M. Spaun	2006	243,500	170,000	33,006	4,219	90,000	—	12,329	553,054
Senior Vice President and Chief Financial Officer
Merton J. Segal	2006	382,500	225,000	156,530	6,838	426,825	—	38,583	1,236,276
Chairman of the Board
Gregory L. Wilde	2006	262,625	175,000	39,607	1,707	108,000	—	23,396	610,335
Executive Vice President — President of Insurance Operations
Michael G. Costello	2006	252,000	170,000	36,471	10,012	99,450	—	21,777	589,710
Senior Vice President — General Counsel and Secretary

(1)	Annual Incentive Bonuses, as described above, are included in this column.

(2)	The amounts shown reflect the expense recognition in our financial statements for the year ended December 31, 2006, under Statement of Financial Accounting Standards No. 123(R) for the equity portion of the long-term incentive plan award.

(3)	Assumptions used in determining fair value are disclosed within Note 1 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	The amounts shown represent the cash portion of the LTIP award, as described above. The cash portion of this award was fully earned as of December 31, 2006, and is paid out in three annual installments, with the first payment being paid as of the end of the performance period. The remaining two payments will be paid in the subsequent two years.

All Other Compensation included in the Summary Compensation Table above includes the following components:

			401(k)	Life
	Club	Auto	Matching	Insurance	Commuting	Event
	Memberships(1)	Allowance	Contributions	Premiums(2)	Costs	Tickets(3)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Robert S. Cubbin	95,088	9,000	6,600	624	—	4,898	116,210
Karen M. Spaun	—	7,200	4,515	614	—	—	12,329
Merton J. Segal	14,675	9,000	6,600	624	—	7,684	38,583
Gregory L. Wilde	5,680	7,200	6,439	624	3,453	—	23,396
Michael G. Costello	7,356	7,200	6,600	621	—	—	21,777

(1)	The amount for Mr. Cubbin includes an $80,000 one-time membership initiation fee.

(2)	The amounts shown represent the dollar value of any insurance premiums we paid with respect to life insurance for the benefit of the named executive officer.

(3)	The methodology for computing the cost to us for providing event tickets involves identifying the specific events the named executive officer and their non-business guests attended during the year and attributing the actual costs paid by us for the tickets.

2006 Grants of Plan-Based Awards

During 2006, there were no grants of any plan-based awards that would result in future pay-outs. For the LTIP, awards are paid at the end of the three-year performance period, as described above in the Compensation Discussion & Analysis. The three-year performance period under the current LTIP ended December 31, 2006. The cash portion of the awards distributed under the LTIP for 2006 are reported above in the Summary Compensation Table within the column titled Non-Equity Incentive Plan Compensation. The stock portion of the awards distributed under the LTIP for 2006 are reported below in the 2006 Option Exercises and Stock Vested table.

There were no stock options granted to the named executive officers in 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006.

	Option Awards
	Number of Securities Underlying
	Unexercised Options		Option Exercise
	Exercisable	Unexercisable	Price	Option Expiration
Name	(#)	(#)	($)	Date

Robert S. Cubbin	—	5,250	2.173	2/21/2008
	20,000	5,000	16.26	1/1/2009
Karen M. Spaun	—	1,125	2.173	2/21/2008
	1,200	300	16.26	1/1/2009
Merton J. Segal	30,000	7,500	2.173	2/21/2008
	27,000	—	3.066	5/28/2007
Gregory L. Wilde	3,000	3,000	2.173	2/21/2008
	2,500	—	3.066	5/28/2007
	4,000	1,000	10.91	10/10/2009
Michael G. Costello	3,975	3,975	2.173	2/21/2008
	5,300	—	3.066	5/28/2007
	10,000	—	3.507	6/4/2007
	6,000	1,500	16.26	1/1/2009
	3,356	—	22.71	1/1/2007
	4,050	450	24.6875	1/1/2008

2006 Option Exercises and Stock Vested

The following table provides information regarding options exercised and shares of stock that vested for each of our named executive officers as of December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert S. Cubbin	556,000	3,128,269	95,745	920,106
Karen M. Spaun	37,000	185,017	21,277	204,468
Merton J. Segal	23,000	149,247	100,904	969,690
Gregory L. Wilde	—	—	25,532	245,362
Michael G. Costello	40,000	115,370	23,511	225,937

As previously indicated, we provide the opportunity for our named executive officers to earn a long-term incentive award under our Long Term Incentive Plan (“LTIP”). The LTIP was adopted in 2004 and is a three year performance based award, with the first performance period commencing January 1, 2004. The three year performance period under the current LTIP ended December 31, 2006. In 2006, we attained 120% of the performance target under the LTIP. On February 8, 2007, the Committee and the Board approved the distribution of the LTIP award, which includes that 50% of the award be distributed in stock. The number of shares of common stock awarded is paid based upon the closing stock price at the beginning of the three year performance period. The stock awarded in connection with the LTIP under the 2002 Amended and Restated Stock Option Plan was 100% vested at the time of distribution. The number of shares reported under the stock awards column in the above table, represent those shares distributed to the named executive officers in February 2007, for the 2004-2006 LTIP performance period.

Deferred Compensation

The following table sets forth information regarding deferred compensation for each of our named executive officers as of December 31, 2006.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	($)	($)	($)	($)	($)

Robert S. Cubbin	24,000	—	1,851	—	25,851
Karen M. Spaun	—	—	—	—	—
Merton J. Segal	—	—	—	—	—
Gregory L. Wilde	48,000	—	1,376	—	49,376
Michael G. Costello	4,000	—	254	—	4,254

Our Executive Nonqualified Excess Plan (the “Excess Plan”) is intended to be a nonqualified deferred compensation plan. The Excess Plan allows certain employees, including the named executive officers, to defer receipt of current compensation in order to provide retirement and other benefits, as provided for in the Excess Plan. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. We do not make contributions to participants’ accounts under the Excess Plan. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans and thereby our named executive officers do not participate in these types of plans.

Potential Payments upon Termination or Changes in Control

We have entered into employment agreements with certain of our named executive officers. The employment agreements provide for payments of certain benefits, as outlined in the table below, upon termination. The named executive officer’s rights upon termination are dependent upon certain circumstances. The employment agreements are described in further detail after the table.

The following table illustrates the potential maximum payouts to each named executive officer under each circumstance. The table assumes the termination occurred on December 29, 2006.

		Involuntary
		Termination
	Involuntary	Following Change in		Involuntary
	Termination without	Control without		Termination
	Cause or	Cause or	Involuntary	Following Change in
	Resignation for	Resignation for	Termination for	Control for Good
	Good Reason	Good Reason	Good Cause	Cause
Named Executive Officer:	($)	($)	($)	($)

Robert S. Cubbin
Severance	1,070,000	1,337,500	—	—
Bonus	267,500	267,500	—	—
Long Term Incentive Plan	1,325,000	1,325,000	—	—
Health care premiums	21,000	21,000	—	—
Value of unvested options	—	40,514	—	—
Demand Note	871,000	871,000	231,000	231,000
Karen M. Spaun
Severance	—	248,000	—	—
Bonus	—	92,000	—	—
Long Term Incentive Plan	294,000	294,000	—	—
Merton J. Segal
Severance	770,000	962,500	—	—
Bonus	192,500	192,500	—	—
Long Term Incentive Plan	1,397,000	1,397,000	—	—
Health care premiums	17,601	17,601	—	—
Value of unvested options	—	57,878
Gregory L. Wilde
Severance	—	265,000	—	—
Bonus	—	102,200	—	—
Long Term Incentive Plan	353,000	353,000	—	—
Michael G. Costello
Severance	510,000	612,000	—	—
Bonus	102,000	102,000	—	—
Long Term Incentive Plan	325,000	325,000	—	—
Health care premiums	19,336	19,336	—	—
Value of unvested options	—	30,675	—	—

EMPLOYMENT CONTRACTS

Merton J. Segal Employment Agreement

The Company entered into an employment agreement with Mr. Segal effective January 1, 2006 through December 31, 2008.

Mr. Segal’s employment agreement provides for (a) a base salary of not less than $31,250 per month, (b) a discretionary bonus targeted at fifty percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, (c) participation in Company Option Plans, (d) participation in the Company’s Long Term Incentive Plan, (e) life insurance benefits, and (f) severance benefits upon termination of Mr. Segal’s employment under the circumstances described below.

In the event Mr. Segal’s employment is terminated by the Company and without cause, or by Mr. Segal for good reason, the Company shall pay to Mr. Segal (a) his base salary for twenty-four (24) months, or the remaining months of his employment term, whichever is less, in accordance with the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Segal’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Segal’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Segal’s and his family members’ eligibility for COBRA continuation coverage.

In the event Mr. Segal’s employment is terminated by the Company following a change in control and without cause, or by Mr. Segal for good reason, the Company shall pay to Mr. Segal (a) an amount equal to two times the sum of (i) Mr. Segal’s annual base salary, plus (ii) Mr. Segal’s target discretionary bonus, to be paid in a lump sum payment within 10 days following the date Mr. Segal’s employment terminates, (b) a pro rata share of the portion of Mr. Segal’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Segal’s employment terminates, (c) Mr. Segal’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Segal’s and his family members’ eligibility for COBRA continuation coverage and (d) any outstanding stock options, if any, shall vest and become exercisable by Mr. Segal.

In the event his employment terminates following a change in control and Mr. Segal becomes entitled to the aforementioned payments, Mr. Segal has agreed to be subject to restrictive covenants against competing with the Company for a period of 2 years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees. In the event Mr. Segal’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement.

In the event of Mr. Segal’s death, fifty percent of his remaining base salary that may be due under the employment agreement would be paid to his designee.

Robert S. Cubbin and Michael G. Costello Employment Agreements

The Company entered into employment agreements with Mr. Cubbin and Mr. Costello effective January 1, 2004 through December 31, 2006. Unless either the Company or they give notice to the other party of an election not to renew their employment agreement on or before December 31, 2004, and annually thereafter, the employment agreement will automatically be extended one additional year.

Mr. Cubbin’s employment agreement provides for a base salary of not less than $37,500 per month. Mr. Costello’s provides for a base salary of not less than $18,417 per month. In addition, at the sole discretion of the Company, upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, each agreement provides for a discretionary bonus. Mr. Cubbin’s agreement provides for a discretionary bonus targeted at fifty percent of his base salary. Mr. Costello’s agreement provides for a discretionary bonus targeted at forty percent of his base salary. Furthermore, each agreement provides for; (1) participation in Company Option Plans, (2) participation in the Company’s Long Term Incentive Plan, and (3) severance benefits upon termination of employment under the circumstances described below.

In the event Mr. Cubbin’s employment is terminated by the Company and without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) his base salary for 24 months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Cubbin’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage.

In the event Mr. Cubbin’s employment is terminated by the Company following a change in control and without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) an amount equal to two times the sum of (i) Mr. Cubbin’s annual base salary, plus (ii) Mr. Cubbin’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date Mr. Cubbin’s employment terminates, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Cubbin’s employment terminates, (c) Mr. Cubbin’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage, and (d) any outstanding stock options, if any, shall vest and become exercisable by Mr. Cubbin. In the event his employment terminates following a change in control and Mr. Cubbin becomes entitled to the aforementioned payments, Mr. Cubbin has agreed to be subject to restrictive covenants against competing with the Company for a period of two years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Cubbin’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement, he forfeits all of the shares of Company stock subject to a pledge agreement with the Company, but the Demand Note he has with the Company is cancelled and deemed paid in full. (See “Certain Relationships and Related Party Transactions”). The Demand Note was amended effective June 1, 2001 and deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. The employment agreement also provides that in the event Mr. Cubbin’s employment is terminated by the Company without Cause or as a result of any purchaser acquiring 50% or more of the outstanding shares of the Company, then (a) the Demand Note shall be cancelled and deemed paid in full, and (b) Mr. Cubbin shall be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. This provision continues in effect the identical provision contained in the amendment to Mr. Cubbin’s prior employment agreement with the Company that was adopted on June  15, 2002.

In the event Mr. Costello’s employment is terminated by the Company and without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) his base salary for 24 months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Costello’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage.

In the event Mr. Costello’s employment is terminated by the Company following a change in control and without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) an amount equal to two times the sum of (i) Mr. Costello’s annual base salary, plus (ii) Mr. Costello’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date Mr. Costello’s employment terminates, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Costello’s employment terminates, (c) Mr. Costello’s COBRA premiums for health care coverage for 18 months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage, and (d) any outstanding stock options, if any, shall vest and become exercisable by Mr. Costello. In the event his employment terminates following a change in control and Mr. Costello becomes entitled to the aforementioned payments, Mr. Costello has agreed to be subject to restrictive covenants against competing with the Company for a period of two years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Costello’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement.

Terms Applicable to the Employment Agreements

“Cause” is generally defined to include (i) a failure by the executive to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by the executive that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If the executive’s employment is terminated for Cause, he is not entitled to any severance payment.

“Change in Control” is generally defined as

(a)	the acquisition by any individual, entity or group of beneficial ownership of 35% or more of either (i) the then outstanding shares of Company stock or (ii) the combined voting power of the then outstanding Company securities. Covered acquisitions do not include (i) acquisitions directly from the Company, (ii) acquisitions by the Company, (iii) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) an acquisition that meets the requirements of clauses (i), (ii) and (iii) of subparagraph (c) of this paragraph,

(b)	the date on which incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors. For this purpose, an individual is considered an incumbent member of the Board of Directors if the individual serves on the Board of Directors as of the effective date of the employment agreements or if the individual becomes a director subsequent to that date, provided that the individual’s election or nomination for election by the Company’s shareholders is approved by a majority of the directors then making up the Company’s incumbent board. Any individual who becomes a director as a result of an actual or threatened solicitation of proxies or contests on behalf of an individual, entity or group described in subparagraph (a) of this paragraph, other than the Board of Directors of the Company, shall not be considered an incumbent board member,

(c)	consummation of a reorganization, merger, share exchange or consolidation or other disposition of substantially all of the assets of the Company, unless (i) all or substantially all beneficial owners of the Company’s common stock and voting stock immediately prior to any of the listed business combinations, own at least 65% common stock and 65% of the voting stock of the entity resulting from the business combination, in substantially the same proportions as their ownership immediately prior to the business combination, (ii) no individual, entity or group described in subparagraph (a) of this paragraph, excluding a corporation which results from the business combination or an employee benefit plan of that corporation, owns 35% or more of that corporation’s common stock or 35% or more of that corporation’s voting stock, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the business combination were incumbent board members, as described in subparagraph (b) at the time the Board of Directors acted to enter into the business combination, and

(d)	the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

“Good Reason” is generally defined as the executive tendering his resignation within 6 months following the date on which (a) the executive is not reelected to or is removed from the title and office he currently holds with the Company, (b) the Company fails to vest in the executive the responsibilities, authority or resources he reasonably needs to competently perform his duties in his current title and office for the Company, (c) the Company changes the executive’s primary location of employment to a place more than 50 miles from Southfield, Michigan, (d) the Company commits a material breach of its obligations under the employment agreement and fails to cure the breach within 30 days following the executive giving notice of the breach, or (e) the Company gives notice that it will not renew the employment agreement. (Not applicable to Employment Agreement of Mr. Segal, dated January 1, 2006.)

AT-WILL EMPLOYMENT AND SEVERANCE AGREEMENTS

It is the Company’s philosophy to attract and retain high-quality people, which is crucial to the short-term and long-term success of the Company. In order to further this goal, the Company determined that it was in the best interests of the Company to enter into At-Will Employment and Severance Agreements (the “Agreements”) with twelve (12) senior executives of the Company, including Karen M. Spaun, Gregory L. Wilde and Stephen A. Belden. These Agreements provide for a lump-sum severance payment (of up to twelve (12) months of the executive’s annual base salary, plus one times the executive’s targeted annual bonus) to the executive in the event the executive’s employment is terminated without “Good Cause” or “Good Reason” within two (2) years following a “Change of Control” of the Company. If the executive is terminated within the two (2) year period following a

“Change of Control” and the termination is for “Good Cause,” then, no severance payment would be due the executive. Further, if the executive voluntarily resigns or his or her employment is not terminated within the two (2) year period following a “Change of Control” and the executive’s employment is terminated thereafter, no severance payment would be due the executive.

Under the Agreements, the terms “Cause,” “Change in Control,” and “Good Reason” have substantially the same meanings as those terms described above in the section entitled Terms Applicable to the Employment Agreements.

The Compensation Committee reviewed and approved the Agreements and those executives eligible for such Agreements. The actions of the Compensation Committee were also ratified by the Board of Directors of the Company.

Meadowbrook Insurance Group, Inc. Stock Option Plans

The number of shares of common stock which may be issued under the 1995 and 2002 Amended and Restated Stock Option Plans (the “Plans”) is 2,000,000 for each of the two Plans. Options issued under both Plans which are unexercised and expire will again become available for grant under the Plans. Cash exercises of stock appreciation rights and cash supplemental payments will not count against these limits. Lapsed, forfeited or canceled awards will also not count against these limits. The maximum number of shares of Common Stock which may be issued under each Plan to any single individual is 800,000. As of the Record Date, 674,866 of the options provided for in the 1995 Plan are outstanding or have been exercised. As of the Record Date, 931,632 of the options provided for in the 2002 Plan are outstanding or have been exercised.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in the Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and the discussions with management with respect to the Compensation Discussion and Analysis, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC and this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Robert H. Naftaly, Chairman
Hugh W. Greenberg
David K. Page
Herbert Tyner

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) has adopted a Charter outlining its duties and responsibilities on matters relating to financial reporting, internal audit, accounting practices, internal controls, loss reserving and selection of the Company’s independent registered public accounting firm.

The Committee consists of all independent directors. The members are: Bruce E. Thal, Chairman, Robert H. Naftaly, Robert Sturgis and Hugh Greenberg. The Committee recommended and the Board of Directors appointed Bruce E. Thal as the Committee’s financial expert, in accordance with the Sarbanes-Oxley Act of 2002.

During 2006, the Committee met with members of the Company’s financial management team at each of its meetings. The Company’s independent auditors attended all of the Committee meetings. The Committee also met with the Company’s independent actuarial consultants. During these meetings, the Committee held discussions with the independent auditors and the actuarial consultants relating to financial management, accounting practices, loss reserves, internal audit and other internal control related issues. The Committee met in executive sessions with the Company’s independent auditors and actuarial consultants. In addition, the Committee met in executive sessions with the Company’s Chief Financial Officer, Chief Actuary, Director of Internal Audit and General Counsel.

In 2006, the Committee appointed (subject to ratification by the shareholders) Ernst & Young LLP as the Company’s independent registered public accounting firm, which was approved by the Board of Directors of the Company.

During 2006, the Committee reviewed the Company’s financial management with the independent registered public accounting firm. The Committee reviewed the results of the Ernst & Young LLP audit for 2006. The Committee reviewed the audited financial statements, which are included in the Company’s Annual Report on Form 10-K. The Committee received a report from the Company’s independent actuarial firm relating to the Company’s loss reserves. In addition, the Committee received reports from Ernst & Young LLP and the Company’s Internal Audit Department relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee is responsible for overseeing the Company’s project plan and compliance with Section 404.

The Committee also discussed with the independent registered public accounting firm other matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement of Auditing Standards No. 90, “Audit Committee Communications.” The Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance upon these reviews and discussions, and the report of the independent registered public accounting firm, the Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee

Bruce E. Thal, Chairman
Hugh W. Greenberg
Robert H. Naftaly
Robert W. Sturgis

THE SECOND PROPOSAL ON WHICH YOU ARE VOTING
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board has appointed Ernst  & Young LLP as the independent registered public accounting firm of the Company for the current year. The affirmative vote of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of Ernst & Young LLP.

A representative from Ernst & Young LLP will be available at the annual meeting to respond to any appropriate questions from shareholders.

The Company’s Board recommends you vote FOR the ratification of the appointment of the independent registered public accounting firm.

AUDIT AND RELATED FEES

Effective August 8, 2005, the Company replaced PriceWaterhouseCoopers LLP as the independent registered public accounting firm of the Company with Ernst  & Young LLP. The decision to change the independent registered public accounting firm and the appointment of the new independent registered public accounting firm was approved by the Audit Committee and the Board of the Company.

Set forth below is the information relating to fees billed to the Company by Ernst & Young LLP in respect to the services provided for fiscal years 2006 and 2005. The Audit Committee and the Board reviewed and approved such fees and determined the services provided were compatible with maintaining the independence of both Ernst & Young LLP and PriceWaterhouseCoopers LLP.

	2006	2005
Fees	E&Y	E&Y	PWC

Audit Fees	1,288,257	1,312,700	491,215
Audit Related Fees	—	—	—
Tax Fees	16,500	—	45,697
All Other Fees	—	—	—

TOTAL	1,304,757	1,312,700	536,912

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the annual financial statements and internal control over financial reporting, as of December 31, 2006, as well as the interim quarterly reviews of financial statements included in the Company’s Form 10-Q filings.

Audit Related Fees

Audit related fees would be for professional services rendered by the independent registered public accounting firm in connection with services related to the performance of the audit. No professional services were rendered by either Ernst & Young LLP or PriceWaterhouseCoopers LLP for audit related fees.

Tax Fees

These fees relate to tax services including fees for tax compliance, tax advice and tax planning.

All Other Fees

No professional services were rendered by either Ernst & Young LLP or PriceWaterhouseCoopers LLP for other services.

Audit Committee Policy on Pre-Approval of Services Rendered by Independent Registered Public Accounting Firm

In accordance with the Securities and Exchange Commission rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a formal policy on auditor independence. This policy requires the approval by the audit committee for all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the specified services. The Audit Committee pre-approved all professional services rendered by the Company’s independent registered public accounting firm. Likewise, the Board pre-approved all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the services.

Audit Committee Financial Expert

The Board has determined that the Company have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on its Audit Committee. Mr. Bruce E. Thal is the Audit Committee financial expert. He is independent as such term for audit committee members as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and he has no other relationship that would impair his independence.

Auditor Independence

The Audit Committee had considered whether the providing of services described under the subheading “Tax Fees” above were compatible with maintaining PriceWaterhouseCoopers LLP’s independence. After such consideration, the Audit Committee determined the services were compatible with maintaining the auditor’s independence.

Certain Relationships and Related Party Transactions

The Company’s Governance and Nominating Committee Charter states that the Governance and Nominating Committee is responsible for reviewing and approving all related party transactions between the Company and any related party. Annually, the Company requires all management employees, including the named executive officers, and Board members to complete a questionnaire disclosing potential conflicts of interest transactions and/or relationships. The Governance and Nominating Committee annually reviews transactions with the Company and other companies with which the Company’s Board members and executive officers are affiliated to the extent reported in response to the questionnaires. In addition, the Governance and Nominating Committee is responsible for establishing, reviewing, and monitoring compliance with the Company’s Code of Conduct and Business Conduct policies. For purposes of the Governance and Nominating Committee approval, a related party transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

All transactions disclosed below have been reviewed and approved or ratified by the Governance and Nominating Committee.

Demand Note

At December 31, 2006, the Company held an $871,000 Demand Note receivable, including $210,000 of accrued interest, from Robert S. Cubbin and Kathleen D. Cubbin. In 2006, Mr. Cubbin paid $31,500 to the Company in interest relating to the Demand Note. This Demand Note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The Demand Note bears a rate of interest equal to the rate charged the Company pursuant to its current revolving credit agreement. On December 31, 2006, the rate was 6.7%. The Demand Note is due on demand. The loan is partially collateralized by 64,718 shares of the Company’s common stock, pursuant to a Stock Pledge Agreement. The Demand Note between the Company and Mr. and Mrs. Cubbin is a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. Refer to the EMPLOYMENT CONTRACTS section above.

Employees

Sue Cubbin, Vice President of Human Resources, is the sister of Robert S. Cubbin, President and Chief Executive Officer of the Company. In her capacity as Vice President of Human Resources, Ms. Cubbin is responsible for all human resource matters relating to compensation, fringe benefits, payroll, education and training, hiring and performance reviews of the Company’s employees. In addition, she is responsible for facilities management of the Company’s Southfield, Michigan headquarters.

Laura Segal, a Vice President in the Southfield branch, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Segal is responsible for management of the Company’s largest public entity program, which is located in Michigan.

Carol Ziecik, Vice President of Corporate Communications, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Ziecik is responsible for the corporate communications of the Company, which include press releases, marketing materials, the annual report and other similar matters.

In 2006, the total compensation for Ms. Cubbin, Ms. Segal, and Ms. Ziecik was $400,800, which included a total of $91,000 in annual incentive bonuses. In 2007, Ms. Cubbin and Ms. Segal were awarded cash and stock awards under the Company’s LTIP based upon the achievement of the performance targets for the three-year performance period ending December 31, 2006. Total LTIP awards distributed to Ms. Cubbin and Ms. Segal were $149,734, which were distributed 50% in cash and 50% in stock. The cash portion is to be paid out over a three-year period.

In 2004, the Governance and Nominating Committee retained an outside compensation consultant to independently review the compensation paid to Ms. Cubbin, Ms. Segal and Ms. Ziecik in relation to their duties and responsibilities. The consultant concluded the compensation paid these employees was within a competitive range of market medium levels. On February  8, 2007, the Governance and Nominating Committee reviewed the compensation of Ms. Cubbin, Ms. Segal and Ms. Ziecik. In addition, the Governance and Nominating Committee reviewed comparable compensation data for the employees involved. The Governance and Nominating Committee determined there had been no material change in either the compensation or duties of these employees and concluded the compensation paid these employees was fair and reasonable in relation to the comparable information and their experience, duties and responsibilities. On February 9, 2007, the Board approved the continued employment of Ms. Cubbin, Ms. Segal and Ms. Ziecik.

THIRD PROPOSAL ON WHICH YOU ARE VOTING
THE THIRD PROPOSAL ON WHICH YOU ARE VOTING — PROPOSAL TO AMEND
MEADOWBROOK INSURANCE GROUP, INC.’S ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE
COMPANY FROM 50,000,000 TO 75,000,000.

The Board of Directors has adopted a resolution to amend Article III of the Company’s Articles of Incorporation to increase the authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares, thereby increasing the total number of authorized shares of capital stock from 51,000,000 to 76,000,000 (the “Articles Amendment”). To effect the Articles Amendment, Article III of the Articles of Incorporation would be amended and restated to read as follows:

“The total authorized shares:”

“Common shares 75,000,000 Preferred shares 1,000,000.”

“A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:”

“The holder of each outstanding common share shall have one vote per share with respect to all matters submitted to a vote of shareholders.”

“The preferred shares shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers, full or limited or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and as such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of preferred shares from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby expressly vested in the Board of Directors.”

“The number of authorized shares of any class of shares of the corporation, including without limitation, the common shares and the preferred shares, may be increased or decreased by the affirmative vote the holders of the majority of the shares of the corporation entitled to vote, without regard to class.”

At the close of business on March 16, 2007, there were:

•	29,532,880 shares of Common Stock issued and outstanding;

•	331,135 shares of Common Stock issuable upon the exercise of outstanding stock options; and

•	150,000 authorized shares of Series A Preferred Stock, issuable pursuant to the Rights Agreement dated September 20, 1999 between the Company and LaSalle Bank National, as Rights Agent.

The purpose of the proposed increase in the authorized number of shares of Common Stock is to provide the Company with additional shares to issue in connection with (i) acquisitions or other business combinations; (ii) the exercise of stock options by, or the issuance of other stock awards to, directors, officers and employees; and (iii) raising additional capital to improve the Company’s capital ratios for business and regulatory purposes.

The Company believes that the number of shares of Common Stock that would be available for issuance following adoption of the Articles Amendment would be sufficient for any purposes foreseeable by the Company at this time. The Company does not currently contemplate that further authorization by a vote of the Company’s shareholders will be solicited prior to the issuance of Common Stock that would be authorized if the Articles Amendment is approved. Other than increasing the number of authorized shares of the Company’s Common Stock, the proposal to increase the authorized shares of Common Stock will not affect the rights, preferences or privileges of the Company’s shareholders.

The Board of Directors has directed that the Articles Amendment be submitted for stockholder approval. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required for approval of the Articles Amendment. In the absence of approval, the authorized number of shares of Common Stock will remain 50,000,000.

When a proxy in the form of the proxy enclosed with this proxy statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the increase in authorized shares of Common Stock contemplated by the Articles Amendment.

The Board recommends that you vote FOR the approval of the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000.

OTHER MATTERS

The Company is not aware of any matter that may be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

Dated: April 11, 2007

PROXY	PROXY
MEADOWBROOK INSURANCE GROUP, INC.
Proxy for 2007 Annual Meeting of Stockholders
To be held May 9, 2007
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
MEADOWBROOK INSURANCE GROUP, INC.
     The undersigned stockholder of MEADOWBROOK INSURANCE GROUP, INC (the “Company”) hereby appoints MERTON J. SEGAL, ROBERT S. CUBBIN or MICHAEL G. COSTELLO, jointly and severally, the attorney and proxies of the undersigned stockholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned stockholder at the close of business on March 16, 2007 at the 2007 Annual Meeting (the “Annual Meeting”) of the stockholders of the Company to be held on Wednesday, May 9, 2007 and at any adjournments thereof, with all the powers the undersigned stockholder would possess if then, and there present.
     The undersigned stockholder acknowledges receipt of the Notice of the 2007 Annual Meeting and Proxy Statement, both dated April 9, 2007.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY
(Continued and to be signed on reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

MEADOWBROOK INSURANCE GROUP, INC.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	Withhold	For All
		All	All	Except
1.	Election of Directors Nominees: 01 Merton J. Segal 02 Joseph S. Dresner 03 David K. Page 04 Herbert Tyner	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Amendment of the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 75,000,000	☐	☐	☐
If no choice is specified, this Proxy will be voted FOR the selection of all the nominees listed; FOR the ratification of the appointment of Ernst & Young LLP, as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2007; and FOR the amendment of the Articles of Incorporation increasing the number of authorized shares from 50,000,000 to 75,000,000.

Signature	Signature	Date

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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IN THE ENCLOSED ENVELOPE PROMPTLY.